Exhibit 10.01

 January 30, 2012

Kris Barton

26802 Wyatt Lane

Stevenson Ranch, CA 91381

Dear Kris:

I am pleased to extend to you an offer of employment with ReachLocal, Inc. (the “Company”) as Executive Vice President, Product and Technology. You will be reporting to the Company’s President, or such other person as the Company may from time to time determine. With your talent and experience, we look forward to you joining the Company.

Now, let me clarify the following important points:

1.     Commencement Date: Your commencement date will be February 27th (the “Commencement Date”).

2.     Compensation:

a.        Base Salary: While employed by the Company, you will be paid a base salary of $350,000 per year (your “Salary”). Your Salary will be payable in accordance with the Company’s normal payroll procedures. Your Salary is subject to modification during your employment in accordance with the Company’s practices, policies, and procedures.

b.        Bonus Compensation: You will be eligible to receive an annual bonus in an amount of up to $87,500 (your “Bonus”). 50% of the Bonus will be based on your personal performance and 50% will be based on the performance of the Company, as both shall be determined in the sole discretion of the Company. Nothing contained in this Letter confers upon you any right to an annual bonus in any year. The bonus, if any, will be payable in accordance with the Company’s end-of-year bonus payroll procedures. For 2012, your Bonus, if any, shall be pro rated based on your Commencement Date.

c.         Equity Compensation: Subject to approval of the Compensation Committee of the Company’s Board of Directors, the Company shall grant you an option to purchase 100,000 shares of Common Stock of the Company (the “Option”) following the Commencement Date. The per share exercise price of the Option shall be as determined by the Compensation Committee at the time of the grant (the “Grant Date”) in accordance with the Company’s equity incentive plan under which the option is granted. The option shall vest with respect to 25% of the shares subject to the option on the first anniversary of the Grant Date and shall vest with respect to 1/48th of the shares on each monthly anniversary of the Grant Date thereafter, subject to your continued employment with the Company through each such vesting date. The terms and conditions of the option shall be set forth in an option agreement in a form prescribed by the Company. The shares subject to the Option will also be subject to any applicable accelerated vesting provisions set forth in the Severance Policy (as defined below) or the Plan.

3.        Severance Policy. Effective as of the Commencement Date, you will be eligible to participate in the Company’s Change in Control and Severance Policy for Senior Management (the “Severance Policy”), a copy of which is attached hereto as Exhibit A, as a Group B Participant (as such term is defined in the Severance Policy).

4.       Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, any amounts paid or payable under this Letter (including, without limitation, amounts paid prior to the effectiveness of such law or listing standards) will be subject to forfeiture, repayment or recapture as determined by the Company in its discretion.

5.          Benefits:

a.        Benefit Plans. As an employee, you will be entitled to participate in a Company-sponsored medical and dental plan. Coverage under these plans begins the first day of the first month after thirty (30) days following that of your Commencement Date. The Company shall have the right, in its sole discretion, to amend or delete any benefit plan or similar arrangement made available to you by the Company.

b.        Interim Coverage. Until such time as you are covered under the Company’s medial plan, the Company shall reimburse you for an amount not to exceed $1500 to cover your medical insurance coverage, upon delivery of receipts or invoices for such coverage. You acknowledge that the foregoing reimbursement may be considered taxable income to you.

6.          Employment Status: Your employment with the Company will be on an “at-will” basis, meaning that your employment is not for a specified period of time and can be terminated by you or the Company at any time, with or without cause and with or without notice.

7.          Conditions to Employment: Your offer of employment is contingent upon the completion of a) the Company’s employment application (including the consent forms associated with the background check) and b) a background check, which includes criminal investigation. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. You will also be required to sign the Company’s Employment, Confidential Information, and Invention Assignment Agreement (the “Non-Disclosure Agreement”) and the Company’s Arbitration Agreement. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Furthermore, in your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have any obligation of confidentiality.  You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You will also adhere to all enforceable post-termination restrictive covenants (such as non-solicit obligations) that you may be subject to as the result of your agreements with any prior employers and you have provided the Company with copies of any such agreements in advance of signing this letter.

During our discussions about your proposed job duties, you assured the Company that you would be able to perform those duties within these guidelines. You further acknowledged that failure to comply with these requirements may subject you to discipline, up to and including termination.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it within two (2) business days of this letter’s date.

We look forward to working with you.

Sincerely

ReachLocal, Inc.

By:	/s/ Nathan Hanks
Nathan Hanks
President

By signing this letter, you acknowledge that the terms described in this letter, together with the Non-Disclosure Agreement and the Arbitration Agreement, sets forth the entire understanding between us and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this letter, the Non-Disclosure Agreement and the Arbitration Agreement may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

ACKNOWLEDGED AND AGREED:

THIS 1st DAY OF FEBRUARY, 2012

/s/ Kris Barton

Kris Barton